Exhibit 5.1

Opinion of Haynes and Boone, LLP

September 11, 2012

Flowserve Corporation

5215 N. O’Connor Blvd., Suite 2300

Irving, Texas 75039

Ladies and Gentlemen:

We have acted as counsel to Flowserve Corporation, a New York corporation (the “Company”), Flowserve Holdings, Inc., a Delaware corporation, Flowserve International, Inc., a Delaware corporation, Flowserve Management Company, a Delaware statutory trust, and Flowserve US Inc., a Delaware corporation (Flowserve Holdings, Inc., Flowserve International, Inc., Flowserve Management Company and Flowserve US Inc., collectively, the “Guarantors”), with respect to certain legal matters in connection with the offering and issuance of $500,000,000 principal amount of the Company’s 3.500% Senior Notes due 2022 (the “Notes”), and the guarantees thereof by the Guarantors (the “Guarantees” and together with the Notes, the “Securities”). The Securities are to be issued under that certain Indenture (the “Indenture”), entered into by and between the Company, as issuer, and U.S. Bank National Association, as trustee (the “Trustee”), filed as Exhibit 4.1 to the Form 8-K (the “Form 8-K”) filed with the Securities and Exchange Commission (the “SEC”) on September 11, 2012, as supplemented by that certain First Supplemental Indenture (the “Supplemental Indenture”), entered into by and among the Company, the Guarantors, as guarantors, and the Trustee, filed as Exhibit 4.2 to the Form 8-K.

The Securities were offered and sold by the Company pursuant to a registration statement (the “Registration Statement”) on Form S-3 (File No. 333-183634), as supplemented by that certain prospectus supplement dated September 6, 2012 (the “Prospectus Supplement”).

We have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of (i) the certificate of incorporation and bylaws, certificate of trust and declaration of trust, or similar organizational documents, as applicable, of the Company and each of the Guarantors (each as has been amended to date), (ii) the Registration Statement and all exhibits thereto, (iii) the Prospectus Supplement, (iv) the minutes, records and resolutions of the proceedings of the Company and the Guarantors with respect to the filing of the Registration Statement and the issuance of the Securities, (v) the Indenture, (vi) the Supplemental Indenture, (vii) the form of global note representing the Notes and (viii) such other certificates, instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed.

In making the foregoing examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies thereof and the authenticity of the originals of such latter documents.

As to various questions of fact material to the opinions expressed below, we have, without independent third party verification of their accuracy, relied in part, and to the extent we deem reasonably necessary or appropriate, upon the representations and warranties of the Company and the Guarantors contained in such documents, records, certificates, instruments or representations furnished or made available to us by the Company and the Guarantors.

Flowserve Corporation

September 11, 2012

In connection with this opinion, we have assumed that (i) the Company will continue to be incorporated and in good standing under the Business Corporation Law of the State of New York, (ii) Flowserve Holdings, Inc., Flowserve International, Inc. and Flowserve US Inc. will continue to be incorporated and in good standing under the General Corporation Law of the State of Delaware (the “DGCL”), (iii) Flowserve Management Company will continue to be formed and in good standing under the Delaware Statutory Trust Act (the “DSTA”), (iv) the Registration Statement and any amendments thereto (including post-effective amendments) will remain effective, (v) no stop order of the SEC preventing or suspending the use of the prospectus contained in the Registration Statement or the Prospectus Supplement will have been issued, (vi) the prospectus contained in the Registration Statement and the Prospectus Supplement will have been delivered to the purchaser of the Securities as required in accordance with applicable law; and (vii) all Securities will be issued and sold in compliance with applicable federal, state and other laws and in the manner stated in the Registration Statement, or any amendment thereto, along with the Prospectus Supplement.

The opinions set forth below are subject to the following qualifications and exceptions:

(a) The opinions are subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, rearrangement, liquidation, conservatorship or other similar laws now or hereafter in effect relating to or affecting the rights of creditors generally, (ii) provisions of applicable law pertaining to the voidability of preferential or fraudulent transfers and conveyances and (iii) the fact that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) The opinions are subject to the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, general matters of public policy and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).

(c) The opinions expressed herein are limited to the laws of the State of New York. The Indenture, the Supplemental Indenture, the Notes and the Guarantees are governed by the laws of the State of New York. We express no opinion as to (i) the subject matter jurisdiction of the United States courts located in New York to adjudicate any controversy relating to the Indenture, the Supplemental Indenture, the Notes or the Guarantees or (ii) the enforceability of the choice of New York law or whether any court would give effect to such choice of law.

(d) The opinions are also subject to the qualification that certain of the remedial, waiver, and other provisions of the Securities may not be enforceable. However, based upon our judgment we do not believe that such unenforceability will render the Securities invalid as a whole or substantially interfere with the realization of the principal legal benefits to be provided by the Securities, except to the extent of any procedural delay which may result therefrom.

Flowserve Corporation

September 11, 2012

Based on the foregoing, and subject to the assumptions, qualifications, limitations, and exceptions set forth herein, we are of the opinion that when (a) the Securities have been duly established in conformity with the Indenture and Supplemental Indenture and duly authenticated by the Trustee and (b) such Securities have been duly executed and delivered against payment therefor in accordance with the Indenture and Supplemental Indenture and issued and sold as contemplated in the Registration Statement and the Prospectus Supplement, (i) the Notes will constitute valid and binding obligations of the Company and (ii) each Guarantor’s Guarantee will constitute the valid and binding obligation of such Guarantor as to the Notes.

We hereby consent to the filing of this opinion as an exhibit to the Form 8-K that is incorporated by reference into the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus and Prospectus Supplement forming a part of the Registration Statement. In giving these consents, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ HAYNES AND BOONE, LLP

HAYNES AND BOONE, LLP